Exhibit 99.2

BOARD OF DIRECTORS RESOLUTIONS

RESOLVED, that the board of directors (the “Board”) of SkyBridge GII Fund, LLC (the “G2 Fund”), including all Independent Directors, has determined that the form, terms and the amount of the fidelity bond for the G2 Fund (the “G2 Fidelity Bond”), which have been described to the directors of the Board (the “Directors”) at this meeting, are reasonable, after reviewing the terms of the G2 Fidelity Bond and having given due consideration to, among other things, the estimated value of the aggregate assets of the G2 Fund to which any person covered under the G2 Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the G2 Fund, and the nature of the securities held by the G2 Fund;

FURTHER RESOLVED, that the G2 Fidelity Bond is not to be canceled, terminated or modified except upon 60 days’ written notice to both the affected party and the Securities and Exchange Commission;

FURTHER RESOLVED, that the Board, including a majority of the Independent Directors, at least annually will review the G2 Fidelity Bond to determine whether the G2 Fidelity Bond is reasonable in form and amount;

FURTHER RESOLVED, that the appropriate officers of the G2 Fund and SkyBridge Capital II, LLC (“SkyBridge” or the “Investment Manager”) be, and each of them acting alone hereby is, designated and directed to make the filings and give the notices required by Rule 17g-1 under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”) including all filings and notices required by Rule 17g-1(g);

FURTHER RESOLVED, that, provided that the G2 Fidelity Bond is issued in the form, in the amount, and with the terms described to the Directors at this meeting, the G2 Fidelity Bond is approved by the Board, including all Independent Directors;

FURTHER RESOLVED, that pursuant to Rule 17d-1(d)(7)(ii) under the 1940 Act, the Board, including all Independent Directors, has determined that the G2 Fund’s and SkyBridge Multi Adviser Hedge Fund Portfolios LLC’s (the “G Fund”) (collectively, the “Funds”) participation in the Policy is in the best interests of the Funds, the proposed premium for the Policy to be allocated is fair and reasonable to the Funds.  For clarity: (i) the D&O/E&O Insurance shall be allocated 56%, 14%, and 30% among, respectively, the G Fund, the G2 Fund and the Investment Manager and (ii) the Independent Director Liability Insurance shall be allocated 80% and 20 among, respectively, the G Fund and the G2 Fund;

FURTHER RESOLVED, that the appropriate officers of each of the G2 Fund and SkyBridge be, and each of them acting alone hereby is, authorized to make any and all payments and to do any and all other acts, in the name and on behalf of each of the G2 Fund, as they, or any one of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions relating to the G2 Fidelity Bond.